THERM ANDERSEN INSTRUMENTS INC.

SALES REPRESENTATIVE AGREEMENT

(UNITED STATES)

This Agreement, effective this first day of January 15, 2 001, by and between THERMO ANDERSEN INSTRUMENTS INC., hereinafter referred to as the "Manufacturer" and Cal-Bay Controls, a corporation organized under the laws of California, hereinafter referred to as the "Representative". agree to as follows:

1. Appointment and Acceptance

The Manufacturer appoints the Representative to sell the Products defined herein within the Territory (defined in Schedule A-hereof; and the Representative accepts the appointment and agrees to sell and promote the sale of the Products.

2. Territory

The Representative's territory (the "Territory') shall consist of the areas designated in Schedule A hereto, and no other areas.

3. Products

The Products (the "Products') of the Manufacturer to be sold by the Representative are those listed in Schedule B hereto. The Products of the Manufacturer to be sold by the Representative maybe changed from time to time at the sole discretion of the Manufacturer.

4. Computation and Payment of Commission

A. Subject to the provisions of section 4c and 4d hereof, a commission ("Commission') shall be paid to the Representative by the Manufacturer for each sale based on an Order obtained by the Representative and accepted by the Manufacturer. The Commission shall be in full payment for all services performed by the Representative hereunder and shall be computed as set forth in schedule C. As used herein "Order" shall mean any written offer to purchase the Products which calls for shipment into the Territory by the Manufacturer.

B. Commissions on each Order are due and payable to the Representative on or before the l5th day following the month in which the manufacturer receives payment for the order. The Manufacturer will send the Representative a Commission Statement, with the commission allocated.

C. There shall be deducted from any sums due the Representative:

I. An amount equal to Commissions previously paid or credited on sales of the Products which have since been returned by the customer for any reason or on allowances credited to the customer for any reason by the Manufacturer;

II. An amount equivalent to commissions previously paid or credited on sales which the Manufacturer shall not have been fully paid by the customer whether by reason of the customer's judgment, renders the account uncollectable;

III. Where parties other than the Representative, including but not limited to other representatives of the Manufacturer, shall be paid a portion of the commission which would have been payable to the Representative if such Order had resulted entirely from the efforts of that Representative. The portion of the Commission paid to the representative shall be in accordance with the contribution of the Representative (as deemed by the Manufacturer) in this connection shall be final. In no event shall the aggregate Commission payable on a sale resulting from any Order exceed the amount determined in accordance with the appropriate Commission Schedule in this agreement.

5. Acceptance of Orders

All orders are subject to acceptance or rejection by an authorized person of the Manufacturer and approved by the Manufacturer's Credit Department. The Manufacturer shall be responsible for all credit risks and collections. All Orders shall be addressed to the Manufacturer or to the Manufacturer in care of the Representative.

6. Terms of Sale

All sales of the Products shall be at the prices and upon the terms and conditions established by the Manufacturer and the Manufacturer shall have the right from time to time, in its sole discretion, to establish, change, alter, and amend the prices and other terms and conditions of sale. Representative shall not make price quotations or delivery promises without the prior written approval of the Manufacturer.

7. Conduct of Business by Representative and Relationship with Manufacturer

A. the Representative shall use its best efforts and devote such time as may be reasonably necessary to sell and promote the sale of the Products of the Manufacturer within the Territory and shall not otherwise sell or promote the sale in the Territory of products which, in its sole discretion, Manufacturer deems competitive with the Products.

B. Representative is not an employee or agent of the Manufacturer for any purpose whatsoever, but is an independent contractor. All expenses and disbursements, including, but not limited to, those for office maintenance, clerical and general selling expenses, that may be incurred by Representative in connection with the performance of its obligation under this Agreement shall be borne wholly and completely by Representative, and the Manufacturer shall not be in anyway responsible or liable therefore, Representative does not have, nor shall it hold itself out as having, any right, power or authority to create any contractual or other obligations either express or implied, on behalf of, in the name of, or binding upon the Manufacturer, or to pledge the Manufacturer's credit.

C. Representative shall not, without the Manufacturer's prior written approval, alter, enlarge, or limit Orders, or make representations guarantees concerning the Products or accept the return of, or make any allowance with respect to, the Products.

D. Representative shall furnish to the Manufacturer's Credit Department any information, which it may have from time to time relative to the credit standing of any of its customers.

E. Representatives shall abide by the Manufacturer's policies and shall communicate such policies to the Manufacturer's customer.

F. Representative shall perform its obligations under this Agreement in accordance with the laws, ordinances, rules and regulations of any and all public authorities applicable thereto. Representative shall not tell Manufacturer about any unlawful payments made to secure a sale or to improve its competitive position.

G. Representative shall not be responsible for the quality or performance of the Products nor shall Representative incur any liability or patent infringement claims brought by third parties.

H. The Representative is to exercise all due diligence to have the Manufacturer's name placed on all bidders' lists, including all appropriate electronic vendor registrations within the appointed territory. In all cases, the Manufacturer will provide quotations from the factory. Only under special circumstances and subject to prior written approval by the Manufacturer's Management, will Representative provide a quotation under the Representative's name.

I. The Representative shall not, without prior written consent of the manufacturer, repair, modify, or offer to maintain or service Products supplied by the Manufacturer. The Representative is neither expected nor obligated to provide service with respect to the Products. If the Representative requests and is authorized by the Manufacturer to provide such services, the full cost of said service will be the responsibility of the Representative.

J. The Manufacturer, at its sole discretion, shall furnish the Representative, at no expense to the Representative, a reasonable quantity of catalogs, literature, and other material necessary for the proper promotion and sale of the Products in the Territory. Any literature which is not used or samples or other equipment belonging to the Manufacturer shall be returned at the termination of this Agreement.

K. The Manufacturer shall forward to the Representative all inquiries for products it may receive from prospective customers in the Territory, and provide copies of all correspondence with customers and notations of pertinent telephone calls, etc.

L. The Manufacturer shall furnish the Representative copies of all quotations, Orders (accepted or rejected), shipping notices, invoices, and credit memoranda relating to sales of Products in the Territory.

M. The Manufacturer shall notify the Representative of any changes in key personnel or company policy that affect the Representative.

8. Production of Proprietary Data

During the effective period of the Agreement and for five (5) years immediately following termination, the Representative shall safeguard all proprietary data revealed by the Manufacturer. However, such information may be disclosed to customer when necessary to affect a sale, provided permission in writing for each disclosure is first obtained from the Manufacturer, which permission shall not be unreasonably withheld.

9. Conflicts with Prior Agreements

Representative hereby represents and warrants that the execution of this Agreement by Representative and the performance of its obligations hereunder do not conflict with or breach any prior agreement by which Representative is bound, nor subject the Manufacturer to any liability or rights of action with respect hereto.

10. Indemnification

Representative shall indemnify and hold Manufacturer harmless from and against any and all loss, liability, damage, cost, or expense (including reasonable attorney's fees) incurred as the result of any act, default or omission by it or its agents, employees, or other Representatives.

11. Terms of Agreement and Termination

This Agreement shall be effective as of the date first above written and shall continue enforce until or terminated by one party hereto giving to the other party not less than thirty (30) days written notice by registered or certified mail.

If issuance of notice to terminate this Agreement is given by either party, the Representative shall forthwith cease to actively solicit new quotations and shall devote its efforts to outstanding quotations. The Representative may continue to accept, in the name of the Manufacturer, Orders based on quotations made prior to the date of the termination notice throughout a thirty (30) day period, but no new quotations will be issued by or credited to the Representative after notice to terminate has been duly given. Either party may terminate this Agreement immediately if the other party becomes insolvent, bankrupt, or makes an assignment for the benefit of creditors.

12. Rights Upon Termination

Upon termination of this Agreement for any reason, the Representative shall be entitled to Commission applicable to all Orders accepted by the Manufacturer which are dated or communicated to the Manufacturer prior to the effective date of termination.

13. Disputes and Arbitration

The parties agree that any disputes or questions arising hereunder including the construction or application of this Agreement shall be settled by arbitration in Atlanta, Georgia, in accordance with the rules of the American Arbitration Association then in force.

If the parties cannot agree upon an arbitrator within ten (10) days after demand by either of them, either or both parties may request the American Arbitration Association to name a panel of five (5) arbitrators. The Manufacturer shall strike the names of two on this list, the representative shall then strike two names, and the remaining name shall be the arbitrator. The decision of the arbitrator shall be final and binding upon the parties both as to law and to fact, and shall not be appealable to any Court in any jurisdiction. The expenses of the arbitrator shall be shared equally by the parties, unless the arbitrator determines that the expense shall be otherwise assessed

14. General

A. This Agreement constitutes the whole Agreement between the parties with respect to the subject matter hereof and there are no terms other than those contained herein. This Agreement may not be modified or discharged, nor may any of its terms be waived, nor shall any consent be deemed to have been given, except by an instrument in writing signed by the party to be charged

B. Alone of the provisions hereof shall be deemed to have waived by an act of acquiescence on the part of either party, their agents, or employees, except by an instrument in writing signed by an authorized official of such party. No waiver by either party shall be effective as to any condition or event which arises or occurs after the date of such waiver or as to the continuance of a breach of any term

C. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Manufacturer; Representative shall not have the right to assign or transfer its rights and obligations hereunder, in whole or in part, without the prior written consent of the Manufacturer.

D. All notices, demands and communications given or made hereunder or pursuant hereto, unless otherwise provided herein, shall be in writing and shall be mailed by registered or certified mail with postage prepaid, addressed in each case as follows, and shall be deemed to have been given or made when so mailed:

I. If to the Manufacturer, at 500 Technology Court, Smyrna, Georgia, 30082 USA, to the attention of Dr. Herbert Closer.

II. If to Representative, at 1582 Parkway Loop, Ste. G, Tustin, CA 92780,

attn: Robert J Thompson.

E. This Agreement shall be construed in all respects in accordance with the laws of the State of Georgia

F. For the purpose of any legal action or proceeding brought in respect of this Agreement, Representative hereby irrevocably submits to the non- exclusive jurisdiction of the Courts of the United States of America and the State of Georgia. The Representative hereby irrevocably waives the right to object to such forums on any basis, including, without limitation, the basis of inconvenience. Anything to the contrary contained in this paragraph (0 notwithstanding, Manufacturer may at its option sue the Representative in the Courts of any jurisdiction or place where the Representative or any of its assets may be found or in any other appropriate jurisdiction and may serve any summons or other legal process upon the Representative or any agent designated to receive such summons or service of process in any jurisdiction in any manner authorized by the laws of such jurisdiction. Final judgment against the Representative in any such legal action or proceeding shall be conclusive and may be enforced in any other jurisdiction by the suit on such judgment.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, the day and year first written above, in multiple counterparts, each of which shall be considered an original:

MANUFACTURER

WITNESS: THERM ANDERSEN INSTRUMENTS INC

BY: BY: /s/

DATE: 01/15/01

REPRESENTATIVE

WITNESS: CAL-BAY CONTROLS

BY: BY: /s/

DATE: 01/29/01

SCHEDULE A

TERRITORY

The Territory of the Representative shall be as follows:

California 90000-93599

SCHEDULE B

THE PRODUCTS

I. Ambient Particulates:

High Volume: PM-I 0 High Volume Sampler, incl. Flow Manager

TSP High Volume Sampler, incl. Flow Manager

Dichotomous Sampler

Beta Gauge Kr8; C.14

Acid Rain Sampler

Accessories and Expendables

Aethalometers

CAMM

RAAS series Samplers

High Volume Sampler Impactor

II. Stack Sampling

WP50

Nutech 201A

Method 6 S02

Method 7 NO x

Method 23 Dioxin MM5

Chrome/Other

AST

M9096

MST

Stack Cyclones and Impactors

Accessories and Expendables

III. Air Toxics:

AVOCS

PUF

Summa Canisters

Passive Sampling Devices

Accessories and Expendables

IV. Other:

RAC 3AND 5 Gas and Sequential Bubbler Samplers

RAC filter Tape Sampler

Accessories and Expendables

SCHEDULE C

Thermo Andersen Instruments

Domestic Commission Policy

Effective: January 15, 2001

I. General: Commissions are paid to authorized Representatives

II. Terms: Commission will be paid by the 15th of the month following the month in which the manufacturer receives payment from the customer for the Order. No Commission is payable unless and until the Manufacturer receives payment in full from the customer.

III. Split Commission: The basic commission applicable to any order is subject to the division of effort represented as follows:

A. Selling Credit: Selling credit up to sixty percent (60%) to the Representative whose selling effort secured the order or performance specification.

B. Territory Credit: Up to forty percent (40%) to the Representative whose territory received the product.

C. Total credit: Any split commission disputes will be resolved at the sole discretion of the Manufacturer.

IV. NON COMMISSIONABLE ITEMS:

A. Engineering services

B. Shipping and handling charges

C. Special painting charges

D. Repairs

E. Viable, Non-Viable, Marple Impactors, and associated samplers.

F. Sales to OEM's or designated House Accounts

V. Discounting: All discounted sales shall be list price minus the discount (net selling price). The Representative shall be paid the full percentage commission if the discount does not exceed 5%. The Company and the representative shall split any discount greater than 5% equally. If the discount exceeds 25% then the Representative will be paid a commission at the rate of five percent (5%) of the net selling price. Commission will never be less than 5%.

Example of Discounted Sales

1. Discount = 5%

Sale Price = $20, 000. 00

Discount = $1,000. 00

Net selling price = $19,000. 00

Commission = 10% of net selling price or $1,900.00

2. Discount = 10% (The Manufacturer absorbs the first 5%; the difference between 10% and 5% is split equally, so Representative and Manufacturer each absorb 2.5%.

Sale Price = $20,000.00

Discount = $2,000.00

Net Selling Price = $18,000.00

Representative's Commission = 7.5% of net selling price or $1,350.00.

III. Commission Rates: Commission on all products listed on Schedule B will be paid at a rate of 15% of "list" selling price with the following exceptions:

K85 Beta - 5%

Summa Canisters - 5%

Aethalometers - 10%

CAMM - 10%

All commissions are subject to the provision of clause V, discounting, above.